Exhibit 99.2

FIRST SECURITY GROUP, INC.

2002 LONG-TERM INCENTIVE PLAN

AS AMENDED THROUGH MARCH 28, 2007

FIRST SECURITY GROUP, INC.

2002 LONG-TERM INCENTIVE PLAN

AS AMENDED THROUGH MARCH 28, 2007

ARTICLE 1 PURPOSE		1

1.1	GENERAL	1

ARTICLE 2 EFFECTIVE DATE		1

2.1	EFFECTIVE DATE	1

ARTICLE 3 DEFINITIONS		1

3.1	DEFINITIONS	1

ARTICLE 4 ADMINISTRATION		6

4.1	COMMITTEE	6

4.2	ACTION AND INTERPRETATIONS BY THE COMMITTEE	7

4.3	AUTHORITY OF COMMITTEE	7

4.4	AWARD CERTIFICATES	8

ARTICLE 5 SHARES SUBJECT TO THE PLAN		8

5.1	NUMBER OF SHARES	8

5.2	LAPSED AWARDS	8

5.3	STOCK DISTRIBUTED	8

5.4	LIMITATION ON AWARDS	8

ARTICLE 6 ELIGIBILITY		9

6.1	GENERAL	9

ARTICLE 7 STOCK OPTIONS		9

7.1	GENERAL	9

7.2	INCENTIVE STOCK OPTIONS	10

ARTICLE 8 RESTRICTED STOCK AWARDS		11

8.1	GRANT OF RESTRICTED STOCK	11

8.2	ISSUANCE AND RESTRICTIONS	11

8.3	FORFEITURE	11

8.4	CERTIFICATES FOR RESTRICTED STOCK	11

ARTICLE 8A STOCK APPRECIATION RIGHTS		12

8A.1	GRANT OF STOCK APPRECIATION RIGHTS	12

8A.2	CONDITIONS TO EXERCISE	12

8A.3	SETTLEMENT	12

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ARTICLE 9 PROVISIONS APPLICABLE TO AWARDS		12

9.1	STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS	12

9.2	TERM OF AWARD	12

9.3	FORM OF PAYMENT FOR AWARDS	13

9.4	LIMITS ON TRANSFER	13

9.5	BENEFICIARIES	13

9.6	STOCK CERTIFICATES	13

9.7	ACCELERATION UPON DEATH OR DISABILITY	13

9.8	ACCELERATION UPON A CHANGE IN CONTROL	14

9.9	ACCELERATION FOR ANY OTHER REASON	14

9.10	EFFECT OF ACCELERATION	14

9.11	QUALIFIED PERFORMANCE-BASED AWARDS	14

9.12	TERMINATION OF EMPLOYMENT	15

9.13	LOANS OR GUARANTEES	15

ARTICLE 10 CHANGES IN CAPITAL STRUCTURE		16

10.1	GENERAL	16

ARTICLE 11 AMENDMENT, MODIFICATION AND TERMINATION		17

11.1	AMENDMENT, MODIFICATION AND TERMINATION	17

11.2	AWARDS PREVIOUSLY GRANTED	17

ARTICLE 12 GENERAL PROVISIONS		17

12.1	NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS	17

12.2	NO STOCKHOLDER RIGHTS	17

12.3	WITHHOLDING	18

12.4	NO RIGHT TO CONTINUED SERVICE	18

12.5	UNFUNDED STATUS OF AWARDS	18

12.6	INDEMNIFICATION	18

12.7	RELATIONSHIP TO OTHER BENEFITS	18

12.8	EXPENSES	18

12.9	TITLES AND HEADINGS	19

12.10	GENDER AND NUMBER	19

12.11	FRACTIONAL SHARES	19

12.12	GOVERNMENT AND OTHER REGULATIONS	19

12.13	GOVERNING LAW	19

12.14	ADDITIONAL PROVISIONS	20

12.15	NO LIMITATIONS ON RIGHTS OF COMPANY	20

12.16	CODE SECTION 162(m)	20

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FIRST SECURITY GROUP, INC.

2002 LONG-TERM INCENTIVE PLAN

AS AMENDED THROUGH MARCH 28, 2007

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the First Security Group, Inc. 2002 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of First Security Group, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants.

ARTICLE 2

EFFECTIVE DATE

2.1 EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by both the Board and the majority of the holders of the Stock of the Company.

ARTICLE 3

DEFINITIONS

3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Restricted Stock Award or Stock Appreciation Right granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or an affiliated company, provided, however that if there is no such employment agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(f) “Change of Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 20% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change of Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary which requires the approval of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, and/or the Georgia Department of Banking and Finance (a

“Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the committee of the Board described in Article 4.

(i) “Company” means First Security Group, Inc., a Tennessee corporation.

(j) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company, as applicable. Continuous Status as a Participant shall continue to the extent provided in a written severance or employment agreement during any period for which severance compensation payments are made to an employee, officer, consultant or director and shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement.

(k) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3), provided that no employee shall be a Covered Employee until the deduction limitations of Code Section 162(m) are applicable to the Company and any reliance period under Code Section 162(m) has expired, as described in Section 16.16 hereof.

(l) “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(m) “Effective Date” has the meaning assigned such term in Section 2.1.

(n) “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(o) “Exchange” means the Nasdaq National Market, the Nasdaq SmallCap Market, or any national securities exchange on which the Stock may from time to time be listed or traded.

(p) “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market or the Nasdaq SmallCap Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market or the Nasdaq SmallCap Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations or if the Stock is not quoted on Nasdaq, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(q) “Grant Date” means the date an Award is made by the Committee.

(r) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(s) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(t) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(u) “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(v) “Participant” means a person who, as an employee, officer, consultant or director of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 9.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(w) “Plan” means the First Security Group, Inc. 2002 Long-Term Incentive Plan, as amended from time to time.

(x) “Public Offering” shall occur on the effective time and date of a registration statement filed by the Company under the 1933 Act, for a public offering of any class or series of the Company’s equity securities.

(y) “Qualified Performance-Based Award” means (i) a Restricted Stock Award that is intended to qualify for the Section 162(m) Exemption and made subject to performance goals based on Qualified Performance Criteria as set forth in Section 9.11; (ii) an Option having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date; or (iii) a Stock Appreciation Right having a settlement price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(z) “Qualified Performance Criteria” means one or more of the performance criteria listed in Section 9.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(aa) “Restricted Stock Award” means Stock granted to a Participant under Article 8 that is subject to certain restrictions and to risk of forfeiture.

(bb) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(cc) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 10.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 10.1.

(dd) “Stock” means the $.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 10.

(ee) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(ff) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(gg) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

(hh) “Stock Appreciation Right” means a right granted to a Participant under Section 8A of the Plan which shall entitle the Participant to receive the excess of (a) the Fair Market Value of a specified or determinable number of Shares at the time of payment or exercise over (b) a price specified by the Committee, except that, (i) in the case of a Stock Appreciation Right granted in connection with an Option, the price shall not be less than the exercise price of the Option for that number of Shares and (ii) in the case of a Stock Appreciation Right that is granted to an Employee who is then a Covered Employee, the price shall not be less than the Fair Market Value of the Stock at the time of the Award.

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m) and the regulations thereunder) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are, or who are anticipated to be become, either (i) Covered Employees or (ii) persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the

Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2 ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3 AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award, in accordance with Article 9, based in each case on such considerations as the Committee in its sole discretion determines;

(g) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(h) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(i) Decide all other matters that must be determined in connection with an Award;

(j) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(k) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(l) Amend the Plan or any Award Certificate as provided herein; and

(m) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the above, the Board or the Committee may expressly delegate to a special committee consisting of one or more directors who are also officers of the Company some or all of the Committee’s authority under subsections (a) through (i) above, except that no delegation of its duties and responsibilities may be made to officers of the Company with respect to Awards to Eligible Participants who are, or who are anticipated to be become, either (i) Covered Employees or (ii) persons subject to the short-swing profit rules of Section 16 of the 1934 Act. The acts of such delegates shall be treated hereunder as acts of the Committee, and such delegates shall report to the Committee regarding the delegated duties and responsibilities.

4.4 AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 10.1, the aggregate number of Shares reserved and available for Awards shall be 1,518,000, any and all of which may be granted in the form of Incentive Stock Options. Not more than twenty percent (20%) of such aggregate number of Shares may be granted as Awards of Restricted Stock.

5.2 LAPSED AWARDS. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any Shares subject to the Award will again be available for the grant of Awards under the Plan.

5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4 LIMITATION ON AWARDS. The following provisions of this Section 5.4 shall not be applicable until the deduction limitation of Code Section 162(m) are applicable to the Company and any reliance period under Code Section 162(m) has expired, as described in Section 12.16 hereof. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 10.1), the maximum number of Shares with respect to one or more Options or Stock Appreciation Rights that may be granted during any one calendar year under the Plan to any one Participant shall be 144,000. The maximum fair market value (measured as of the Grant Date) of any Restricted Stock Awards that may be received by any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $500,000.

ARTICLE 6

ELIGIBILITY

6.1 GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may not be granted to Eligible Participants who are not employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

ARTICLE 7

STOCK OPTIONS

7.1 GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option shall not be less than the Fair Market Value as of the Grant Date.

(b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. Subject to Section 9.9, the Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable or vested at an earlier date. The Committee may permit an arrangement whereby receipt of Stock upon exercise of an Option is delayed until a specified future date.

(c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least six months.

(d) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.

(e) ADDITIONAL OPTIONS UPON EXERCISE. The Committee may, in its sole discretion, provide in an Award Certificate for the automatic grant of a new

Option to any Participant who delivers Shares as full or partial payment of the exercise price of the original Option. Any new Option granted in such a case (i) shall be for the same number of Shares as the Participant delivered in exercising the original Option, (ii) shall have an exercise price of 100% of the Fair Market Value of the surrendered Shares on the date of exercise of the original Option (the grant date for the new Option), and (iii) shall have a term equal to the unexpired term of the original Option.

7.2 INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) LAPSE OF OPTION. An Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4), (5) and (6) below, provide in writing that the Option will extend until a later date, but if an Option is exercised more than three months after the termination of the Participant’s employment other than by death or Disability, or more than one year after Participant’s Disability, it will automatically become a Non-Qualified Stock Option:

(1) The expiration date set forth in the Award Certificate.

(2) The tenth anniversary of the Grant Date.

(3) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability, death or termination for Cause.

(4) One year after the termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5) One year after the termination of the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

(6) The date of the termination of the Participant’s Continuous Status as a Participant if such termination is for Cause.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 9, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 9.5.

(b) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(c) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(d) EXPIRATION OF AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS. No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date.

(e) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f) ELIGIBLE GRANTEES. The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date an employee of the Company or a Parent or Subsidiary.

ARTICLE 8

RESTRICTED STOCK AWARDS

8.1 GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

8.2 ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, the Participant shall have all of the rights of a stockholder with respect to the Restricted Stock.

8.3 FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

8.4 CERTIFICATES FOR RESTRICTED STOCK. An Award of Restricted Stock shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to share of Restricted Stock. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the

Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 8A

STOCK APPRECIATION RIGHTS

8A.1 GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to make Awards of Stock Appreciation Rights to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. A Stock Appreciation Right may or may not be granted in connection with all or any portion of a previously or contemporaneously granted Award.

8A.2 CONDITIONS TO EXERCISE. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as determined by the Committee and specified in the Award Certificate; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part. A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled. The exercise of a Stock Appreciation Right granted in connection with an Award shall result in a pro rata surrender or cancellation of any related Award to the extent the Award has been exercised.

8A.3 SETTLEMENT. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or Shares (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Certificate or, in the absence of any such provision, as the Committee may determine.

ARTICLE 9

PROVISIONS APPLICABLE TO AWARDS

9.1 STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).

9.3 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

9.4 LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

9.5 BENEFICIARIES. Notwithstanding Section 9.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.6 STOCK CERTIFICATES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

9.7 ACCELERATION UPON DEATH OR DISABILITY. Notwithstanding any other provision in the Plan or any Participant’s Award Certificate to the contrary, upon the Participant’s death or Disability during his Continuous Status as a Participant, all of such Participant’s outstanding Options or Stock Appreciation Rights shall become fully exercisable and all restrictions on the Participant’s outstanding Restricted Stock Awards shall lapse. Any Option or Stock Appreciation Right shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options or Stock Appreciation Rights to exceed the dollar limitation set forth in Section 7.2(b), the excess Options or Stock Appreciation Rights shall be deemed to be Non-Qualified Stock Options or Stock Appreciation Rights.

9.8 ACCELERATION UPON A CHANGE IN CONTROL. Except as otherwise provided in the Award Certificate, upon the occurrence of a Change in Control, all outstanding Options or Stock Appreciation Rights shall become fully exercisable and all restrictions on outstanding Restricted Stock Awards shall lapse.

9.9 ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 9.7 or 9.8 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options or Stock Appreciation Rights shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the Participant’s outstanding Restricted Stock Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 9.9.

9.10 EFFECT OF ACCELERATION. If an Award is accelerated under Section 9.8 or Section 9.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Non-Qualified Stock Options.

9.11 QUALIFIED PERFORMANCE-BASED AWARDS.

(a) The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption.

(b) When granting Restricted Stock Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If the Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an

Affiliate or a division, region, department or function within the Company or an Affiliate: (1) return on equity, (2) return on tangible equity, (3) net income, (4) return on assets, (5) net interest margin, (6) net interest spread, (7) liquidity ratio, (8) capital ratio, (9) asset quality, (10) interest rate risk, (11) efficiency ratio, or (12) growth ratio.

(c) Each Qualified Performance-Based Award (other than an Option or a Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, and (ii) the provisions of Section 9.8 shall apply notwithstanding this sentence.

(d) Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

(e) Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any one-year period to a Participant in designated forms of Qualified Performance-Based Awards.

9.12 TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.

9.13 LOANS OR GUARANTEES. With the consent of the Committee and subject to applicable laws, policies and regulations, the Company or an Affiliate may make, guarantee or arrange for a loan or loans to a Participant with respect to or allow a Participant to defer payment to the Company of all or any portion of (i) the exercise price of any Option granted under the

Plan, (ii) the purchase price, if any, of any Award granted hereunder and/or (iii) the payment by the Participant of any or all federal and/or state income or employment taxes due on account of the granting or exercise of any Award hereunder. The Committee shall have full authority to decide whether to make a loan or guarantee or to permit a deferral hereunder and to determine the amount, terms and provisions of any such loan or guarantee, including the interest rate to be charged in respect of any such loan(s), whether the loan(s) are to be made with or without recourse against the borrower, the collateral or other security, if any, securing the repayment of the loan(s), the terms on which the loan(s) are to be repaid and the conditions, if any, under which the loan(s) may be forgiven. If the Committee has made or arranged a loan or guarantee or deferred payment, the Committee may, in its discretion, require immediate payment of such deferred amount or immediate release of such loan or guarantee if the Participant’s Continuous Status as a Participant terminates or if the Participant sells or otherwise transfers the Participant’s Shares pursuant to such deferral, loan or guarantee.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

10.1 GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. In addition, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor.

ARTICLE 11

AMENDMENT, MODIFICATION AND TERMINATION

11.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares issuable under the Plan, or (ii) materially modify the requirements for eligibility, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit Awards made hereunder to be exempt from liability under Section 16(b) of the 1934 Act, (ii) to comply with the listing or other requirements of an Exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

11.2 AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled (at the spread value in the case of an Option or a Stock Appreciation Right) on the date of such amendment or termination;

(b) The original term of any Option may not be extended without the prior approval of the stockholders of the Company;

(c) Except as otherwise provided in Article 10, the exercise price of any Option may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and

(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.

ARTICLE 12

GENERAL PROVISIONS

12.1 NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

12.2 NO STOCKHOLDER RIGHTS. No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

12.3 WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. If Shares are surrendered to the Company to satisfy withholding obligations in excess of the minimum withholding obligation, such Shares must have been held by the Participant as fully vested shares for at least six months. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

12.4 NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

12.5 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

12.6 INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.7 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

12.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

12.9 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.10 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.11 FRACTIONAL SHARES. No fractional Shares shall be issued, and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up.

12.12 GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

12.13 GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Tennessee.

12.14 ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

12.15 NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume Awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

12.16 CODE SECTION 162(m). The deduction limits of Code Section 162(m) and the regulation thereunder do not apply to the Company until such time, if any, as any class of the Company’s common equity securities is registered under Section 12 of the 1934 Act or the Company otherwise meets the definition of a “publicly held corporation” under Treasury Regulation 1.162-27(c) or any successor provision. Upon becoming a publicly held corporation, the deduction limits of Code Section 162(m) and the regulations thereunder shall not apply to compensation payable under this Plan until the expiration of the reliance period described in Treasury Regulation 1.162-27(f) or any successor regulation.

2015 DECLARATION OF AMENDMENT TO

FIRST SECURITY GROUP, INC. 2002 LONG-TERM INCENTIVE PLAN

THIS 2015 DECLARATION OF AMENDMENT (the “Amendment”), is made effective as of the 31st day of October, 2015, by ATLANTIC CAPITAL BANCSHARES, INC., a Georgia corporation (“ACB” or the “Company”), to the First Security Group, Inc. (“FSGI”) 2002 Long-Term Incentive Plan (as amended through March 28, 2007) (the “Plan”).

R E C I T A L S:

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and between ACB and FSGI dated as of March 25, 2015, as amended (the “Merger Agreement”), FSGI was merged with and into ACB so that ACB is the surviving corporation (such transaction, defined as the “Merger” in the Merger Agreement, being referred to herein as the “Merger”) as of the Effective Time, as defined in the Merger Agreement (the “Merger Effective Date”); and

WHEREAS, in connection with the Merger, ACB agreed to assume or substitute outstanding equity awards under the Plan, pursuant to the terms of the Merger Agreement; and

WHEREAS, the Board of Directors of ACB has determined to assume the Plan and such outstanding equity awards and has deemed it advisable to amend the Plan to reflect the effect of the Merger, as provided herein; and

WHEREAS, ACB desires to evidence such amendments by this 2015 Declaration of Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be and hereby is amended as follows:

1. References to the “Company.” Effective on and after the Merger Effective Date, references to the “Company,” including but not limited to the definition of the term contained in Section 3.1(i), shall refer to Atlantic Capital Bancshares, Inc., a Georgia corporation, unless the context otherwise requires, as determined by the Committee, or any successor thereto.

2. References to “Stock.” Effective on and after the Merger Effective Date, references to “Stock,” including but not limited to the definition of the term contained in Section 3.1(dd), shall refer to the common stock, no par value, of ACB.

3. References to the “Board” and the “Committee.” Effective on and after the Merger Effective Date, references to the “Board” and the “Committee,” including but not limited to the definition of such terms contained in Section 3.1(d) and Section 3.1(h), respectively, shall refer to the Board of Directors of ACB and the Compensation Committee of the Board of Directors of ACB shall be the Committee appointed by the Board as provided in Section 4.1, respectively.

4. Amendment to Section 5.1. The first sentence of Section 5.1 (Number of Shares) is hereby amended by adding the following proviso at the end thereof:

“; provided, however, that such aggregate number of Shares shall be adjusted as of the Merger Effective Date by multiplying such number of shares by the Exchange Ratio (as defined in the Merger Agreement) and rounding the resulting number down to the nearest whole number of shares, or as may otherwise be necessary to comply with Section 1.4 of the Merger Agreement or applicable laws.”

5. Amendment to Section 5.4. The second sentence of Section 5.4 (Limitation on Awards) is hereby amended by adding the following proviso at the end thereof:

“; provided, however, that such maximum number of Shares shall be adjusted as of the Merger Effective Date by multiplying such number of shares by the Exchange Ratio (as defined in the Merger Agreement) and rounding the resulting number down to the nearest whole number of shares, or as may otherwise be necessary to comply with Section 1.4 of the Merger Agreement or applicable laws.”

6. Amendment to Section 12.13. Section 12.13 (Governing Law) shall be and hereby is amended by deleting Section 12.13 in its entirety and replacing it with the following:

“12.13 GOVERNING LAW. Prior to the Merger Effective Date, the Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States. Awards outstanding before the Merger Effective Date shall (unless the Company and the Participant agree otherwise) be governed by and construed in accordance with the governing law as provided in the Award Certificate. On and after the Merger Effective Date, the Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.”

7. New Section 12.17. New Section 12.17 (SPECIAL DEFINITIONS) is hereby added immediately after Section 12.16:

“12.17 SPECIAL DEFINITIONS. On and after the Merger Effective Date, as used herein, the following definitions shall apply in addition to the terms defined in Article 3:

(a) ‘Merger Agreement’ means the Agreement and Plan of Merger by and between Atlantic Capital Bancshares, Inc. and First Security Group Inc. dated as of March 25, 2015, as amended.

(b) ‘Merger Effective Date’ means the ‘Effective Time’, as such term is defined in the Merger Agreement.”

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8. References to “Stockholder” or “Stockholders.” Effective on and after the Merger Effective Date, references to “stockholder” or “stockholders” shall be deemed to be references to “shareholder” or “shareholders,” respectively.

9. Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, this 2015 Declaration of Amendment is executed on behalf of Atlantic Capital Bancshares, Inc. effective as of the day and year first above written.

Atlantic Capital Bancshares, Inc.

By:	/s/ Douglas L. Williams
Douglas L. Williams
President and Chief Executive Officer